Exhibit 99.1

AAR reports fourth quarter and fiscal year 2025 results

Wood Dale, Illinois, July 16, 2025 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fourth quarter and fiscal year 2025 ended May 31, 2025.

FOURTH QUARTER FISCAL YEAR 2025 HIGHLIGHTS

(As compared to Q4 FY2024)

•	Sales of $755 million; increased 15%
•	GAAP EPS of $0.95
•	Adjusted diluted EPS of $1.16; increased 32%
•	GAAP Net income of $34 million
•	Adjusted EBITDA of $91 million; increased 19%
•	Adjusted EBITDA margin increased to 12.4% from 11.6%

FISCAL YEAR 2025 HIGHLIGHTS

(As compared to FY2024)

•	Sales of $2.8 billion; increased 20%
•	GAAP EPS of $0.35
•	Adjusted diluted EPS of $3.91; increased 17%
•	GAAP Net income of $13 million
•	Adjusted EBITDA of $324 million; increased 34%
•	Adjusted EBITDA margin increased to 11.8% from 10.4%

“In Fiscal Year 2025, we delivered record sales and profitability and made meaningful progress against our strategic objectives,” said John M. Holmes, AAR’s Chairman, President and Chief Executive Officer. “We substantially completed the integration of the Product Support acquisition and continued to optimize our portfolio with the divestiture of our Landing Gear Overhaul business. We further invested in our fast growing new parts Distribution activities, launched two hangar expansions, and announced several key new business wins for our Trax software solution. We continued to reduce our net leverage, ending the fiscal year at 2.72x. Our optimized portfolio, combined with our strengthened balance sheet, is delivering higher growth, higher margins, and stronger returns.”

Holmes continued, “Our fiscal fourth quarter was an extremely strong finish to a record year. We delivered double-digit sales and earnings growth over the prior year quarter. Adjusted sales were up 12% organically due to strong demand across both our commercial and government end-markets. Our new parts Distribution activities continue to lead with an over 20% organic increase in sales driven by both market growth and market share gains. Our Adjusted EBITDA growth of 19% during the quarter reflects continued margin improvement, expanding 80 basis points year-over-year to 12.4%. We see additional opportunities for further margin improvement from sales mix, synergy realization, and other efficiency initiatives.”

RECENT UPDATES

NEW BUSINESS

•	Implementation of Trax’s eMRO and eMobility solutions across Delta TechOps line maintenance network.
•	License agreements for Trax software with Amerijet International Airlines and with SIA Engineering Company’s heavy maintenance facility in Malaysia.
•	Our joint venture with KIRA Aviation Services was awarded an E-6B Mercury pilot training contract from the U.S. Navy.
•	Signed a new parts Distribution Supply Chain Alliance charter with the U.S. Defense Logistics Agency (DLA).

PORTFOLIO UPDATE

•	Substantially completed the integration and site consolidation of the Product Support acquisition.
•	Completed the sale of our Landing Gear Overhaul business for $48 million.

FOURTH QUARTER FISCAL YEAR 2025 RESULTS

Consolidated fourth quarter sales increased 15% to $754.5 million, compared to $656.5 million in the same quarter last year. Sales in the fourth quarter of fiscal year 2025 included the sale of certain rotable assets to a significant regional airline customer for $18.7 million in conjunction with the termination of a power-by-the-hour program, which has been excluded from our adjusted sales. Consolidated sales to commercial customers increased 12%, or $56.5 million, primarily due to strong demand for new parts Distribution activities and the rotable asset sale. Sales to government customers increased 21% from the same period last year, primarily due to increased order volume for new parts Distribution activities and double-digit growth in our Integrated Solutions segment. Sales to commercial customers were 69% of consolidated sales, compared to 70% in the prior year quarter.

The Company reported net income of $34.0 million, or $0.95 per share. For the fourth quarter of the prior year, the Company reported net income of $9.1 million, or $0.26 per diluted share. Adjusted diluted earnings per share in the fourth quarter of fiscal year 2025 were $1.16, compared to $0.88 in the fourth quarter of the prior year.

Selling, general, and administrative expenses were $77.4 million in the current quarter, compared to $94.8 million in the prior year quarter. Acquisition, amortization, and integration expenses were $0.3 million in the quarter, compared to $17.1 million in the prior year quarter primarily due to the closing of the Product Support acquisition in the prior year quarter.

Operating margins were 9.7% in the quarter, compared to 5.0% in the prior year quarter. Adjusted operating margin increased to 10.5% in the current year quarter from 9.3% in the prior year quarter, primarily as a result of strong growth and favorable mix in Parts Supply. Sequentially, our adjusted operating margin increased from 9.7% to 10.5%, also driven by the profitability in Parts Supply.

Net interest expense for the quarter was $18.4 million, compared to $18.7 million last year. Average diluted share count increased from 35.4 million shares in the prior year quarter to 35.6 million shares in the current year quarter. We repurchased 0.2 million shares for $10.1 million during the quarter and have $42.5 million remaining on our share repurchase program.

Cash flow provided by operating activities was $51.4 million during the current quarter, compared to $24.5 million in the prior year quarter. Excluding the accounts receivable financing program, cash flow provided by operating activities was $50.3 million in the current quarter. As of May 31, 2025, net debt was $880.5 million and net leverage was 2.72x.

Holmes continued, “We are pleased to finish the year with a strong quarter of cash flow generation. We have delivered on our commitment to reduce leverage following the Product Support acquisition. Since the acquisition, our net leverage has decreased from 3.58x to 2.72x. Our financial position is strong and we have a solid foundation for continued capital allocation to drive growth.”

FISCAL YEAR 2025 RESULTS

Full fiscal year 2025 consolidated sales were $2.8 billion, an increase of 20% over fiscal year 2024 with growth resulting from our Product Support acquisition and increased volumes in our new parts distribution activities.

Operating margins were 6.7% for the full year, compared to 5.6% in fiscal year 2024. Adjusted operating margin increased to 9.6% in fiscal year 2025 from 8.3% in fiscal year 2024. The improved adjusted margins are primarily driven by the favorable contribution from the Product Support business and growth in Parts Supply.

Full fiscal year 2025 net income was $12.5 million, or $0.35 per diluted share. Fiscal year 2025 results included after-tax charges of $115.0 million associated with the sale of our Landing Gear Overhaul business and our FCPA settlement and related costs. In fiscal year 2024, net income was $46.3 million, or $1.29 per share. Our adjusted diluted earnings per share was $3.91 in the current year, compared to $3.33 last year, reflecting the impact of our improved operating efficiency on higher sales volumes.

Sales to commercial customers were 71% of consolidated sales in both the current and prior year. Cash flow provided by operating activities was $36.1 million in fiscal year 2025. Excluding our accounts receivable financing program, our cash flow provided by operating activities was $28.5 million in fiscal year 2025.

Holmes concluded, “As we enter our fiscal year 2026, we are excited about the opportunities ahead of us. We expect to continue to gain market share in Parts Supply and expand both our capabilities and footprint in Repair & Engineering. We expect Trax to continue its growth trajectory as we win more business and upgrade existing Trax customers to our latest offerings. Additionally, we remain focused on converting our large pipeline of government opportunities to new business wins. We are well-positioned within our markets and expect to drive further growth and margin expansion in our fiscal 2026.”

Conference call information

On Wednesday, July 16, 2025, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/wmgmvczc. Participants may join via phone by registering at https://register-conf.media-server.com/register/BIba14a44bd46347d0859eb66582d4e484. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/events-and-presentations/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial and government aviation markets; market position; anticipated activities and benefits related to new or expanding business relationships; contributions from acquisitions; expansion of capabilities and operational footprint; opportunities for margin improvement through operations, integration activities and other efficiency initiatives; and continued sales growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) our ability to manage our operational footprint; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of skilled personnel or work stoppages; (ix) competition from other companies; (x) financial, operational and legal risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xii) failure to realize the anticipated benefits of acquisitions; (xiii) circumstances associated with divestitures; (xiv) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xv) cyber or other security threats or disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) restrictions on use of intellectual property and tooling important to our business; (xviii) inability to fully execute our stock repurchase program and return capital to stockholders; (xix) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xx) our ability to manage our debt; (xxi) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xxii) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings filed from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024

Sales	$ 754.5	$ 656.5	$ 2,780.5	$ 2,318.9
Cost of sales	604.3	529.2	2,252.8	1,876.6
Gross profit	150.2	127.3	527.7	442.3
Provision for credit losses	0.5	0.2	0.2	0.7
Selling, general, and administrative	77.4	94.8	347.7	312.2
Earnings (Loss) from joint ventures	0.7	0.3	5.4	(0.2)
Operating income	73.0	32.6	185.2	129.2
Losses related to sale and exit of business, net	(7.1)	(0.2)	(72.4)	(2.8)
Pension settlement charge	––	––	––	(26.7)
Interest expense, net	(18.4)	(18.7)	(73.6)	(41.0)
Other income (expense), net	0.1	(0.1)	(0.3)	(0.4)
Income before income tax expense	47.6	13.6	38.9	58.3
Income tax expense	13.6	4.5	26.4	12.0
Net income	$ 34.0	$ 9.1	$ 12.5	$ 46.3

Earnings per share – Basic	$ 0.95	$ 0.26	$ 0.35	$ 1.30
Earnings per share – Diluted	$ 0.95	$ 0.26	$ 0.35	$1.29

Share data used for earnings per share:
Weighted average shares outstanding – Basic	35.4	35.1	35.6	35.1
Weighted average shares outstanding – Diluted	35.6	35.4	35.8	35.4

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	May 31, 2025	May 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$ 96.5	$ 85.8
Restricted cash	12.7	10.3
Accounts receivable, net	354.8	287.2
Contract assets	140.3	123.2
Inventories, net	809.2	733.1
Rotable assets and equipment on or available for lease	38.3	81.5
Other current assets	58.8	68.5
Total current assets	1,510.6	1,389.6
Property, plant, and equipment, net	158.5	171.7
Goodwill and intangible assets, net	750.4	790.2
Rotable assets supporting long-term programs	172.4	166.3
Operating lease right-of-use assets, net	93.3	96.6
Other non-current assets	159.4	155.6
Total assets	$ 2,844.6	$ 2,770.0

LIABILITIES AND EQUITY
Accounts payable	$ 303.1	$ 238.0
Other current liabilities	251.6	228.9
Total current liabilities	554.7	466.9
Long-term debt	968.0	985.4
Operating lease liabilities	79.6	80.3
Other liabilities and deferred revenue	30.7	47.6
Total liabilities	1,633.0	1,580.2
Equity	1,211.6	1,189.8
Total liabilities and equity	$ 2,844.6	$ 2,770.0

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Cash flows provided by operating activities:
Net income	$ 34.0	$ 9.1	$ 12.5	$ 46.3
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	14.3	15.3	57.8	41.2
Stock-based compensation expense	4.3	3.8	19.9	15.3
Loss on sale of business	5.9	––	68.9	––
Pension settlement charge	––	––	––	26.7
Changes in certain assets and liabilities:
Accounts receivable	(40.6)	12.0	(82.8)	(5.3)
Contract assets	11.2	(17.6)	(26.6)	(17.1)
Inventories	(32.7)	6.9	(109.3)	(90.4)
Rotable assets and equipment on or available for short-term lease	0.7	12.6	4.7	(11.2)
Prepaid expenses and other current assets	6.4	(9.2)	(10.5)	(20.5)
Rotable assets supporting long-term programs	0.3	9.4	(23.9)	2.5
Accounts payable and accrued liabilities	39.9	(17.2)	111.4	76.3
Other	7.7	(0.6)	14.0	(20.0)
Net cash provided by operating activities – continuing operations	51.4	24.5	36.1	43.8
Net cash used in operating activities – discontinued operations	––	––	––	(0.2)
Net cash provided by operating activities	51.4	24.5	36.1	43.6

Cash flows provided by (used in) investing activities:
Property, plant, and equipment expenditures	(10.0)	(7.5)	(34.7)	(29.7)
Acquisitions, net of cash acquired	(4.4)	(722.9)	(1.5)	(722.9)
Proceeds from sale of business	48.0	––	48.0	––
Other	(6.0)	(1.3)	(1.1)	(5.9)
Net cash provided by (used in) investing activities	27.6	(731.7)	10.7	(758.5)

Cash flows provided by (used in) financing activities:
Short-term borrowings, net	(55.0)	170.0	(20.0)	175.0
Purchase of treasury stock	(10.1)	––	(10.1)	(5.1)
Proceeds from long-term borrowings	––	550.0	––	550.0
Other	(5.6)	(0.3)	(3.6)	9.3
Net cash provided by (used in) financing activities	(70.7)	719.7	(33.7)	729.2
Increase in cash and cash equivalents	8.3	12.5	13.1	14.3
Cash, cash equivalents, and restricted cash at beginning of period	100.9	83.6	96.1	81.8
Cash, cash equivalents, and restricted cash at end of period	$109.2	$ 96.1	$ 109.2	$ 96.1

AAR CORP. and subsidiaries

Third-party sales by segment (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Parts Supply	$ 305.5	$ 260.3	$ 1,099.6	$ 967.0
Repair & Engineering	222.6	216.4	884.9	640.1
Integrated Solutions	200.1	163.5	695.3	641.9
Expeditionary Services	26.3	16.3	100.7	69.9
	$ 754.5	$ 656.5	$ 2,780.5	$ 2,318.9

Operating income (loss) by segment (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Parts Supply	$ 49.7	$ 35.2	$ 156.8	$ 109.8
Repair & Engineering	18.3	20.6	81.2	52.5
Integrated Solutions	12.6	1.2	36.4	23.9
Expeditionary Services	3.2	0.4	10.1	3.5
	83.8	57.4	284.5	189.7
Corporate and other	(10.8)	(24.8)	(99.3)	(60.5)
	$ 73.0	$ 32.6	$ 185.2	$ 129.2

Adjusted net income, adjusted diluted earnings per share, adjusted operating margin, adjusted cash flow provided by operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.
•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.
•	Legal judgments related to or impacted by the Russia/Ukraine conflict.
•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA investigation, settlement and remediation compliance costs, pension settlement charges, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Net income	$ 34.0	$ 9.1	$ 12.5	$ 46.3
Acquisition, integration, and amortization expenses	3.1	18.6	26.7	42.8
Losses related to sale and exit of business/joint venture, net	7.1	0.2	70.3	2.8
Government COVID-related subsidy liability	0.8	––	0.8	––
FCPA settlement and investigation costs	––	4.8	65.3	10.5
Russian bankruptcy court judgment (reversal)	––	––	(11.1)	11.2
Contract termination cost	––	4.8	0.2	4.8
Pension settlement charge	––	––	––	26.7
Severance charges	––	0.5	––	0.5
Tax effect on adjustments (a)	(3.5)	(6.7)	(25.1)	(27.2)
Adjusted net income	$ 41.5	$ 31.3	$ 139.6	$ 118.4

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share (unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Diluted earnings per share	$ 0.95	$ 0.26	$ 0.35	$ 1.29
Acquisition, integration, and amortization expenses	0.09	0.52	0.74	1.21
Losses related to sale and exit of business/joint venture, net	0.20	0.01	1.97	0.07
Government COVID-related subsidy liability	0.02	––	0.02	––
FCPA settlement and investigation costs	––	0.14	1.84	0.29
Russian bankruptcy court judgment (reversal)	––	––	(0.31)	0.32
Contract termination cost	––	0.14	––	0.14
Pension settlement charge	––	––	––	0.76
Severance charges	––	0.01	––	0.01
Tax effect on adjustments (a)	(0.10)	(0.20)	(0.70)	(0.76)
Adjusted diluted earnings per share	$ 1.16	$0.88	$ 3.91	$ 3.33

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted operating margin (In millions - unaudited)	Three months ended			Year ended
	May 31, 2025	February 28, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Sales	$ 754.5	$ 678.2	$ 656.5	$ 2,780.5	$ 2,318.9
Contract termination/restructuring costs	(18.7)	(4.0)	2.3	(32.2)	2.3
Adjusted sales	$ 735.8	$ 674.2	$ 658.8	$ 2,748.3	$ 2,321.2

Operating income	$ 73.0	$ 71.1	$ 32.6	$185.2	$ 129.2
Acquisition, integration and amortization expenses	3.1	7.5	18.6	26.8	36.7
Government COVID-related subsidy liability	0.8	––	––	0.8	––
Gain related to sale of joint venture	––	––	––	(2.1)	––
FCPA settlement and investigation costs	––	1.1	4.8	65.3	10.5
Contract termination/restructuring costs and loss provisions, net	––	(3.0)	4.8	0.2	4.8
Russian bankruptcy court judgment (reversal)	––	(11.1)	––	(11.1)	11.2
Severance charges	––	––	0.5	––	0.5
Adjusted operating income	$ 76.9	$ 65.6	$ 61.3	$ 265.1	$ 192.9

Operating margin	9.7%	10.5%	5.0%	6.7%	5.6%
Adjusted operating margin	10.5%	9.7%	9.3%	9.6%	8.3%

Adjusted cash flow provided by operating activities (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Cash flow provided by operating activities	$ 51.4	$ 24.5	$ 36.1	$ 43.8
Amounts outstanding on accounts receivable financing program:
Beginning of period	20.2	13.7	13.7	12.8
End of period	(21.3)	(13.7)	(21.3)	(13.7)
Adjusted cash flow provided by operating activities	$ 50.3	$ 24.5	$ 28.5	$ 42.9

Adjusted EBITDA (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2025	2024	2025	2024
Net income	$ 34.0	$ 9.1	$ 12.5	$ 46.3
Income tax expense	13.6	4.5	26.4	12.0
Other (income) expense, net	(0.1)	0.1	0.3	0.4
Interest expense, net	18.4	18.7	73.6	41.0
Depreciation and amortization	13.7	15.3	55.2	41.2
Acquisition and integration expenses (benefit)	(0.9)	14.6	10.8	29.7
Government COVID-related subsidy liability	0.8	––	0.8	––
FCPA settlement and investigation costs	––	4.8	65.3	10.5
Losses related to sale and exit of business/joint venture, net	7.1	0.2	70.3	2.8
Russian bankruptcy court judgment (reversal)	––	––	(11.1)	11.2
Contract termination/restructuring costs, net	––	4.8	0.2	4.8
Severance charges	––	0.5	––	0.5
Pension settlement charge	––	––	––	26.7
Stock-based compensation	4.3	3.8	19.9	15.3
Adjusted EBITDA	$ 90.9	$ 76.4	$ 324.2	$ 242.4

Net income margin	4.5%	1.4%	0.4%	2.0%
Adjusted EBITDA margin	12.4%	11.6%	11.8%	10.4%

Net debt (In millions – unaudited)	May 31, 2025	May 31, 2024
Total debt	$ 977.0	$ 997.0
Less: Cash and cash equivalents	(96.5)	(85.8)
Net debt	$ 880.5	$ 911.2

Net debt to adjusted EBITDA (In millions - unaudited)	May 31, 2025	May 31, 2024
Adjusted EBITDA for the year ended	$ 324.2	$ 242.4
Net debt at year end	880.5	911.2
Net debt to Adjusted EBITDA	2.72	3.76